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                                                                     EXHIBIT 5.1
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                          [WILSON SONSINI LETTERHEAD]

                               November 6, 1998


Ticketmaster Online-CitySearch, Inc.
790 East Colorado Boulevard, Suite 200
Pasadena, CA 91101

     RE:  REGISTRATION STATEMENT ON FORM S-1
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1, as amended, filed by Ticketmaster Online-CitySearch, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 8,050,000 shares of the Company's Common Stock (including an over-allotment of up to 1,050,000 shares of the Company's Common Stock granted to the underwriters) (the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                              Very truly yours,

                              /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation